Exhibit 10.5

LIMITED EXCLUSIVE
PATENT LICENSE AGREEMENT

For
ZINC AIR FUEL CELL TECHNOLOGY

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

POWER AIR TECH, INC.

LLNL Case No. TL-1667-01
Lawrence Livermore National Laboratory

University of California

P.O. Box 808, L-795, Livermore, CA 94551

Industrial Partnerships and Commercialization - March 2001

TABLE OF CONTENTS
1.	BACKGROUND	1
2.	DEFINITIONS	1
3.	LICENSE GRANT	3
4	SUBLICENSING RIGHTS AND OBLIGATIONS	3
5.	FEES. ROYALTIES AND PAYMENTS	4
6.	PERFORMANCE OBLIGATIONS	4
7.	PROGRESS AND ROYALTY REPORTS	5
8.	BOOKS AND RECORDS	7
9.	TERM	7
10.	TERMINATION AND DISPOSITION OF LICENSED PRODUCTS	8
11.	PATENT PROSECUTION AND MAINTENANCE	8
12.	PATENT INFRINGEMENT	9
13.	USE OF NAMES AND TRADEMARKS	9
14.	LIMITED WARRANTY	10
15.	INDEMNIFICATION	10
16.	INSURANCE	10
17.	WAIVER	11
18.	ASSIGNABILITY	11
19.	LATE PAYMENTS.	12
20.	NOTICES	12
21.	DISPUTES AND GOVERNING LAWS	12
22.	PATENT MARKING	13
23.	GOVERNMENT APPROVAL OR REGISTRATION	13
24.	EXPORT CONTROL LAWS	13
25.	FORCE MAJEURE	13
26.	UNITED STATES PREFERENCE	13
27.	PROPRIETARY INFORMATION	13
28.	MISCELLANEOUS	14
EXHIBIT A -LICENSED PATENTS		15
EXHIBIT B -RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS		16
EXHIBIT C -FEES AND ROYALTIES		18

LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT
for ZINC AIR FUEL CELL TECHNOLOGY

This Agreement is effective on the Effective Date by and between The Regents of the University of California ("THE REGENTS"), under its U.S. Department of Energy (DOE) Contract No. W-7405-ENG-48 to manage and operate Lawrence Livermore National Laboratory ("LLNL"), and Power Air Tech, Inc., a Delaware corporation having its principal place of business at 3801 Albert Matthews Road, Columbia, Tennessee 38401. THE REGENTS is a corporation organized and existing under the laws of the State of California, with its principal office at 1111Franklin Street, 12th Floor, Oakland, California 94607-5200. THE REGENTS and POWER AIR TECH, INC., are referred to jointly as "Parties."

1.         BACKGROUND

1.1      Certain inventions characterized as Continuous-Feed Electrochemical Cell with Non-Packing Particulate Electrode, and Production Zinc Pellets ("Inventions") described in LLNL patent applications and patents listed in Exhibit A (LICENSED PATENTS), which may be useful for zinc air fuel cells technology, were made at LLNL and are covered by THE REGENTS' Patent Rights as defined in Article 2 (DEFINITIONS).

1.2      POWER AIR TECH, INC. entered into a Cooperative Research and Development Agreement (CRADA), (TC-1544-98); and Option Agreements (TL-1538-98), and (ATL-008-00) that allowed POWER AIR TECH, INC. to evaluate its interest in taking a license to the Inventions.

1.3      POWER AIR TECH, INC. recognizes that royalties due under this Agreement will be paid on licensed patent applications and issued patents.

1.4      POWER AIR TECH, INC. is interested in acquiring certain rights to the Inventions for the development, manufacture, and sale of the technology. THE REGENTS is willing to grant such rights so that the Inventions may be developed and used to the fullest extent for the benefit of the U.S. economy and the general public.

1.5      POWER AIR TECH, INC. is a "small entity" as defined in 37 CFR 5 1.9.

1.6      POWER AIR TECH, INC. is a "small business firm" as defined at Section 2 of Pub. L. 85-536 (15 U.S.C. § 632).

1.7      THE REGENTS have advised POWER AIR TECH, INC. that there are existing patents in the area of zinc air fuel cell technology owned by other entities. It is the sole responsibility of POWER AIR TECH, INC. should perform due diligence, including reviewing such patents to determine if a sublicense or other action may be required.

THEREFORE, the Parties agree as follows:

2.         DEFINITIONS

2.1      "Effective Date" means the date of execution by the last signing party.

2.2      "Field of Use" is the application or use defined in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

2.3      "Government" means the United States Government.

2.4      "Lease Price" means gross income from a contract by which LICENSEE conveys Licensed Products for a specified term at a specified fee.

2.5      "Licensed Methods" are any methods, procedures, processes, or other subject matter whose use or practice would constitute an infringement of THE REGENTS' Patent Rights but for the license granted to LICENSEE under this Agreement.

2.6     "Licensed Patents" are:

2.6.1   U.S. patents and U.S. patent applications specified in Exhibit A (LICENSED PATENTS), and U.S. patents resulting from these applications and continuations of these applications, including divisionals, but not including continuation-in-part applications resulting from these applications;

2.6.2   reissues of 2.6.1;

2.6.3   foreign patent applications filed under Article 11(PATENT PROSECUTION AND MAINTENANCE) and patents resulting from these applications.

2.7      "Licensed Products" are products, whole or in-part, that incorporate or are produced by the practice of subject matter claimed in Licensed Patents, and whose manufacture, use, sale, import, or offer for sale would constitute an infringement of THE REGENTS' Patent Rights but for the license granted to LICENSEE under this Agreement.

2.8      "LICENSEE" means POWER AIR TECH, INC.

2.9      "Net Sales," as used in this Agreement to compute royalties, means the aggregate Sale Price, Lease Price, or Licensed Methods by LICENSEE and any sublicensees in transactions with independent third parties for cash, or other consideration, as mutually agreed by the Parties, using generally accepted accounting principles. No deductions will be made from Net Sales for commissions paid to individuals whether they are with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.

2.10    "Sale Price" means the gross invoice selling price after deducting:

2.10.1 Discounts allowed in amounts customary in the trade;

2.10.2 Sales, tariff duties or use taxes directly imposed and with reference to particular sales;

2.10.3 Allowances actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Licensed Products, whether in cash or Licensed Products in lieu of cash;

2.10.4 Freight, transport packing, insurance charges associated with transportation; and

2.10.5 Taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales.

The Sale Price of Licensed Products that are disposed of other than by sale or lease is LICENSEE's gross invoice selling price for products of similar kind and quality, sold in similar quantities. If LICENSEE is not currently offering comparable products for sale, then the Sale Price is the average gross invoice selling price at which products of similar kind and quality, sold in similar quantities, are currently offered for sale by other manufacturers. If comparable products are not currently sold or offered for sale by others, then the Sale Price will be LICENSEE's cost of manufacture, determined by LICENSEE's customary accounting procedures, plus LICENSEE's standard markup.

2.11    "Sales of Licensed Products" means sale or lease of Licensed Products or performance of services using Licensed Products or Licensed Methods.

2.12    "THE REGENTS' Patent Rights" means THE REGENTS' rights in Licensed Patents under applicable patent laws.

3.        LICENSE GRANT

3.1     The license rights granted to LICENSEE by THE REGENTS are set forth in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

3.2     The Government retains a paid-up, royalty-free, nontransferable, worldwide, irrevocable license to practice Licensed Patents by or on behalf of the Government. The Government has certain other rights under 35 U.S.C. §§ 200-212 and applicable regulations.

3.3     THE REGENTS reserves all rights not otherwise granted in this Agreement and the right to use THE REGENTS' Patent Rights for educational and research purposes.

4.        SUBLICENSING RIGHTS AND OBLIGATIONS

4.1     The sublicensing rights granted to LICENSEE by THE REGENTS are set forth in Exhibit B, Paragraph B.2.

4.2     LICENSEE will provide THE REGENTS with an executed copy of each sublicense within thirty (30) days after execution of the agreement.

4.3     LICENSEE must include in any sublicense all the rights and obligations due THE REGENTS and the Government set forth in this Agreement.

4.4     LICENSEE will promptly forward to THE REGENTS any reports and statements it receives from sublicensees under Article 4.3.

4.5     LICENSEE must include in all sublicenses the notice that (a) upon termination of this Agreement for any reason, THE REGENTS will automatically succeed to all rights of LICENSEE arising from sublicenses granted under this Agreement; and (b)THE REGENTS may, at its sole discretion, cancel any or all such sublicenses.

4.6      LICENSEE will require its sublicensees to provide LICENSEE with progress reports, first commercial sale reports, royalty reports, and audited statements of royalty accounts as required of LICENSEE under this article. LICENSEE will collect and promptly deliver to THE REGENTS all reports due from its sublicensees in the same manner as required by LICENSEE in Article 7 (PROGRESS AND ROYALTY REPORTS), and Article 8 (BOOKS AND RECORDS).

If a sublicensee has not sold or used any Licensed Products or Licensed Methods during a royalty-reporting period, LICENSEE will so state in its royalty report.

5.         FEES, ROYALTIES AND PAYMENTS

5.1      As partial consideration for rights granted to LICENSEE, LICENSEE will pay to THE REGENTS an issue fee as set forth in Exhibit C (FEES AND ROYALTIES).

5.2      As further consideration for rights granted to LICENSEE, LICENSEE will pay to THE REGENTS a minimum annual royalty and an earned royalty based on Net Sales as set forth in Exhibit C.

5.3      LICENSEE will pay royalties to THE REGENTS according to the schedule specified in Article 7 (PROGRESS AND ROYALTY REPORTS).

5.4      LICENSEE will pay all fees and royalties in U.S. dollars collectible at par in San Francisco, California. When Licensed Products are sold for currencies other than U.S. dollars, earned royalties will first be determined in the foreign currency of the country in which the Licensed Products were sold and then converted into equivalent U.S. dollars. The exchange rate is that rate quoted in the Wall Street Journal on the last business day of the reporting period and is quoted as local currency per U.S. dollar. LICENSEE will be responsible for all bank transfer charges.

5.5      Notwithstanding the provisions of Article 25 (FORCE MAJEURE), if at any time legal restrictions would prevent LICENSEE from making payment of part or all of any royalties in any country outside the U.S. from LICENSEE'S source of funds outside the U.S., LICENSEE will convert the amount owed to THE REGENTS into U.S. funds and pay THE REGENTS directly from LICENSEE'S U.S. source of funds. No royalties are due on Sales of Licensed Products to the Government or for Government purposes. LICENSEE will reduce the amount charged for such sales by an amount equal to the royalty otherwise due THE REGENTS.

6.        PERFORMANCE OBLIGATIONS

6.1      LICENSEE, upon execution of this Agreement, will diligently proceed with the development, manufacture, and sale of Licensed Products and use of Licensed Methods, and earnestly and diligently endeavor to market the same as specified in Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS).

6.2      During the term of this Agreement, LICENSEE will demonstrate a continuing effort to commercialize and sell Licensed Products and use Licensed Methods to meet market demand.

6.3      If LICENSEE does not meet the performance obligations specified in Exhibit B, THE REGENTS may at its sole option: (a) convert the limited exclusive license for Licensed Patents to a nonexclusive license; (b) negotiate with LICENSEE a new schedule and conditions for continuation of a limited exclusive license; or (c)terminate this Agreement.

6.4      THE REGENTS will notify LICENSEE if THE REGENTS is approached by a third party seeking a license to make, use, or sell Licensed Products in LICENSEE'S Field of Use because commercial demand is not then being met. LICENSEE will negotiate in good faith with that third party to grant a sublicense for any Licensed Patents in the market for which LICENSEE and existing sublicensees are not meeting commercial demand. The determination to grant a sublicense may be based on LICENSEE'S business interests. LICENSEE will provide THE REGENTS with justification for denying any such sublicense.

During the term of this Agreement, LICENSEE will conduct normal, continuous business operations. If LICENSEE seeks protection under any United States bankruptcy proceedings during the term of this Agreement, LICENSEE will notify THE REGENTS in writing no later than seventy-two (72) hours after the bankruptcy filing. THE REGENTS has the option to terminate this Agreement upon a bankruptcy filing by the LICENSEE.

7.        PROGRESS AND ROYALTY REPORTS

7.1     Semi-Annual Progress Report: LICENSEE will submit to THE REGENTS semi- annual progress reports according to the following schedule: The progress report must cover LICENSEE'S activities in meeting the performance obligations set forth in Article 6 (PERFORMANCE OBLIGATIONS) and Exhibit B (RIGHTS GRANTED AND PERFORMANCE OBLIGATIONS), and must include at a minimum the following information:

  License number

  Name of Licensee

  Date of report Reporting period Summary of work completed

  Summary of work in progress Current schedule of anticipated events or milestones

  Description of Licensed Products or Licensed Methods under development Licensed patents practiced or incorporated into each Licensed Product and Licensed Method under development Anticipated market introduction date of Licensed Products/Methods

  Commercial name of Licensed Products/Methods

  A summary of resources (dollar value) spent in the reporting period on commercialization efforts

  Name and summary of activities of sublicensees, if any

  Change in small entity status (see Article 1)

  Addition of and/or participation in an affiliate

  Existence of and/or participation in a joint venture

7.2      First Commercial Sale: Within thirty (30) days following the first commercial sale of each type of Licensed Product in the U.S. and each country outside the U.S. by LICENSEE, LICENSEE will report to THE REGENTS, at a minimum, the following information:

  License number

  Name of Licensee

  Date of report

  Date of first commercial sale or lease

  Place of first commercial sale or lease

  Description of Licensed Products/Methods sold or leased

  Licensed Patents practiced or incorporated

  Country of manufacture

7.3      Quarterly Written Royalty Reports: After the first commercial sale of Licensed Products anywhere in the world by LICENSEE, LICENSEE will submit quarterly written royalty reports to THE REGENTS as follows:

Due date	For previous period
February 28	October 1-December 31
May 31	January 1-March 31
August 31	April 1-June 30
November 30	July 1-September 30

If LICENSEE has not sold or used any Licensed Products or Licensed Methods during the reporting period, LICENSEE will so state in the royalty report.

The quarterly royalty report must include at a minimum the following information:

    License number

    Name of Licensee

    Date of report

    Reporting period

    Report of sales:

    For each type of Licensed Products/Methods:

Name/description of each type of product or process

A. Domestic sales:

        Description of Licensed Products/Methods

        Unit price (sale, lease, and/or use)

        Units sold in U.S.

        Units leased in U.S.

        Gross sales in U.S.

        Net Sales in U.S.

        Accrued royalties

        If Government approval requirements apply to sale/use of the Licensed Product/Method (see Article 23, GOVERNMENT APPROVAL OR REGISTRATION), provide details.

        Country of manufacture

B. Foreign sales:

        Country of sales

        Description of Licensed Products/Methods

        Unit price (sale, lease, and/or use)

        Units sold in each country

        Units leased in each country

        Gross sales in each country

        Net Sales in each country

        Monetary exchange rate

        Accrued royalties in $U.S.

        If foreign government approval/registration requirements apply to sale/use of the Licensed Product/Method (see Article 23, GOVERNMENT APPROVAL OR REGISTRATION), provide details.

        Place of manufacture

C. Government sales:

        Description of Licensed Products/Methods

        Unit price (sale, lease, and/or use)

        Units sold

        Units leased

        Gross sales

        Net Sales in each country

        Country of manufacture

Provide information A through C for each type of product or process sold

D. Royalties due THE REGENTS:

Minimum royalty paid this calendar year	Total accrued royalties to date for this calendar year	Royalties due

7.4      LICENSEE will provide THE REGENTS with an annual audited statement of royalty accounts within sixty (60) days after the end of each calendar year. THE REGENTS will protect such statements as Proprietary Information and not disseminate them unless required by law.

8.        BOOKS AND RECORDS

8.1      LICENSEE will keep books and records accurately showing the manufacture (including the location of manufacture), use, and sale of all Licensed Products and Licensed Methods, and compliance with other terms under this Agreement. LICENSEE will preserve such books and records for at least five (5) years after the date of the royalty payment to which they apply. Such books and records will be open for inspection by representatives or agents of THE REGENTS at all reasonable times, with reasonable notice given.

8.2      THE REGENTS will pay the costs incurred by its representatives or agents to examine LICENSEE'S books and records. However, if there is an error adverse to THE REGENTS in LICENSEE'S royalty accounting of more than five percent (5%) of the total royalties due for any year, then LICENSEE will pay THE REGENTS within ten (10) days the amount necessary to correct such error and will pay the costs incurred by THE REGENTS' representatives and agents for such examination.

8.3     LICENSEE will provide THE REGENTS with an annual audited financial statement of LICENSEE, including at a minimum a balance sheet and operating statement or LICENSEE'S annual report. Such statement will be due to THE REGENTS within one hundred twenty (120) days following the close of LICENSEE'S fiscal year to which such statement relates.

9.        TERM

The term of this Agreement will commence on the Effective Date and, unless terminated by operation of law or by acts of the Parties under this Agreement, will remain in effect until the expiration or abandonment of all Licensed Patents.

10.      TERMINATION AND DISPOSITION OF LICENSED PRODUCTS

10.1   If LICENSEE fails to perform any material term or covenant of this Agreement, THE REGENTS may give written notice to LICENSEE that if LICENSEE has not cured such failure within sixty (60) days after the effective date of receipt of the notice, this Agreement will terminate at the end of such sixty- (60) day period or at the end of such longer period as may be set forth in THE REGENTS' notice.

10.2    LICENSEE may terminate this Agreement by giving at least thirty (30) days prior written notice to THE REGENTS.

10.3    Termination of this Agreement will not relieve LICENSEE of any obligation or liability accrued hereunder prior to such termination, nor rescind any payments due or paid to THE REGENTS prior to the time such termination becomes effective. Such termination will not affect, in any manner, any rights of THE REGENTS arising under this Agreement prior to such termination. Any and all obligations of the Parties under this Agreement will remain in effect until properly fulfilled or otherwise discharged, notwithstanding the completion or early termination of this Agreement.

10.4    Within thirty (30) days after termination of this Agreement by either Party, LICENSEE will provide THE REGENTS with a written inventory of all Licensed Products in process of manufacture or in stock on the date of termination. LICENSEE may complete Licensed Products in the process of manufacture at the time of termination, and may dispose of Licensed Products for sixty (60) days after the date of termination provided that LICENSEE pays royalties to THE REGENTS on such dispositions. At the conclusion of the sixty- (60) day period, LICENSEE will destroy any remaining Licensed Products in stock or in process of manufacture and certify such destruction to THE REGENTS.

10.5    LICENSEE may not practice Licensed Methods after the date of termination of this Agreement except as necessary to complete the manufacture of Licensed Products as permitted under Article 10.4.

10.6    This Agreement will terminate, effective thirty (30) days after the effective date of notice by THE REGENTS, if LICENSEE ceases to carry on its business.

11.       PATENT PROSECUTION AND MAINTENANCE

11.1    THE REGENTS will prosecute U.S. patent applications and maintain U.S. patents licensed under this Agreement at THE REGENTS' expense, unless otherwise agreed by the Parties.

11.2    LICENSEE may request foreign rights in Licensed Patents, if such rights are available. LICENSEE must request such rights in writing, and specify the countries in which it wants rights, within seven (7) months after the filing date of the U.S. applications. Failure to request such rights will be considered an election not to seek foreign rights. THE REGENTS may file patent applications at its own expense in any country in which LICENSEE has not elected to secure foreign rights, and LICENSEE has no rights to any such foreign applications and resultant patents.

11.3    LICENSEE will pay all costs associated with preparation, filing, prosecution, and maintenance of Licensed Patents in foreign countries in which LICENSEE obtains rights under this Agreement. All Licensed Patents will be held in the name of THE REGENTS and obtained using counsel selected by THE REGENTS.

11.4    LICENSEE may terminate its license to foreign patent applications or patents, and its obligation to pay any further costs for those foreign rights, upon ninety (90)days written notice to THE REGENTS. THE REGENTS or the Government may, at its sole discretion and expense, continue prosecution and/or maintenance of any patents or applications for which LICENSEE has relinquished rights.

12.       PATENT INFRINGEMENT

12.1    If LICENSEE learns of the possible infringement by a third party of any Licensed Patents, LICENSEE will inform THE REGENTS in writing within thirty (30) days and provide all known evidence of the infringement. LICENSEE will not contact such third party concerning the infringement without prior written approval of THE REGENTS. The Parties will use their best efforts to terminate such infringement without litigation.

12.2    LICENSEE may request in writing that THE REGENTS take legal action against an infringer of any Licensed Patents, which request must include reasonable evidence of the infringement and of potential damages to LICENSEE.Within one hundred (100) days after the date of receipt by THE REGENTS of LICENSEE'S request, if the infringement continues, THE REGENTS will notify LICENSEE in writing that THE REGENTS will either:

12.2.1  Commence suit on its own account; or

12.2.2 Refuse to participate in such suit. LICENSEE may thereafter bring suit for patent infringement at its own expense if, and only if, THE REGENTS elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where LICENSEE has exclusive rights under this Agreement. However, in the event LICENSEE elects to bring suit in accordance with this Article, THE REGENTS may thereafter join such suit at its own expense. If THE REGENTS elects to not participate in such suit, LICENSEE may join THE REGENTS in any suit in which THE REGENTS is a necessary party for the suit to proceed, and if so joined the LICENSEE will pay all reasonable costs of THE REGENTS associated with joining the suit as a necessary party to the litigation.

12.3    Any legal or equitable action brought under Article 12 will be at the expense of the Party bringing such legal or equitable action and all recoveries will belong to such Party. Legal or equitable action brought jointly by THE REGENTS and LICENSEE and participated in by both will be at the joint expense of the Parties in such proportions as are agreed to in writing, and all recoveries will be shared by them in proportion to the expense paid by each Party, or otherwise as they may agree in writing.

12.4    The Parties will cooperate with each other in legal and equitable proceedings instituted against an infringing third party, but such cooperation by a Party will be at the expense of the Party bringing such legal or equitable action; if both Parties bring the action, the principles of Article 12.3 will apply. Such legal or equitable action will be controlled by the Party bringing the legal or equitable action, except that THE REGENTS may be represented by counsel of its choice in any action brought by LICENSEE.

13.       USE OF NAMES AND TRADEMARKS

Neither Party has any right to use any name, trade name, trademark, or other designation of the other Party (including any contraction, abbreviation, or simulation) in advertising, publicity, or other promotional activities. Unless required by law, the use of the name "Lawrence Livermore National Laboratory," or "The Regents of the University of California," or the name of any University of California campus by LICENSEE is expressly prohibited under California Education Code 5 92000.

14.      LIMITED WARRANTY

14.1    THE REGENTS has the right to grant the license granted in this Agreement.

14.2    THIS LICENSE AND THE ASSOCIATED INVENTIONS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS AND DOE MAKE NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

14.3    IN NO EVENT WILL THE REGENTS OR DOE BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTIONS, LICENSED METHODS, OR LICENSED PRODUCTS.

14.4    Nothing in this Agreement will be interpreted as:

14.4.1 A warranty or representation by THE REGENTS as to the validity or scope of any of THE REGENTS' Patent Rights; or

14.4.2 A warranty or representation that anything made, used, sold, or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of intellectual property rights of third parties; or

14.4.3 Any obligation to bring suit against a third party for patent infringement; or

14.4.4 Conferring by implication, estoppel, or otherwise any license or rights under any patents of THE REGENTS other than Licensed Patents, regardless of whether such patents are dominant or subordinate to Licensed Patents; or

14.4.5 An obligation to furnish to LICENSEE or any third party any know-how or improvements.

15.      INDEMNIFICATION

LICENSEE will, and will require its sublicensees to, indemnify, hold harmless, and defend THE REGENTS, DOE, their officers, employees, and agents; the sponsors of the research that led to the Inventions; and the inventors against any claims, suits, losses, liabilities, damages, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. LICENSEE will pay any and all costs, including reasonable attorney fees, incurred by THE REGENTS in enforcing this indemnification.

16.       INSURANCE

16.1    LICENSEE will insure its activities relating to this Agreement at its own cost with an insurance company acceptable to THE REGENTS. LICENSEE will obtain, keep in force, and maintain insurance as follows with an insurance company acceptable to THE REGENTS or an equivalent program of self- insurance: Comprehensive or Commercial Form General Liability Insurance, including contractual liability and product liability, with coverage as follows:

16.1.1 Each occurrence coverage of not less than One Million Dollars ($1,000,000); and

16.1.2  Product Liability Insurance: Completed operations aggregate coverage of not less than Five Million Dollars ($5,000,000); and

16.1.3 Personal and Advertising Injury: Coverage of not less than One Million Dollars ($1,000,000); and

16.1.4 General Aggregate (Commercial Form Only): Coverage of not less than Five Million Dollars ($5,000,000).

These coverages do not limit the liability of LICENSEE to THE REGENTS in any way. LICENSEE will provide THE REGENTS, upon request, with certificates of insurance or self-insurance, including renewals, that show compliance with these requirements. LICENSEE'S failure to maintain such required insurance will be considered a material breach of this Agreement.

16.2    If the required insurance is written on a claims-made form, coverage must provide a retroactive date of placement before or coinciding with the Effective Date of this Agreement.

16.3    LICENSEE will maintain the general liability insurance specified in this Article 16 during the period that the Licensed Patents of THE REGENTS are being used and/or Licensed Products are being sold or otherwise commercially distributed by LICENSEE, and for a period of not less than five (5) years thereafter.

16.4    LICENSEE'S insurance coverage must:

16.4.1 Provide for at least thirty (30) days advance written notice to THE REGENTS of cancellation or any modification; and

16.4.2  Indicate that DOE, THE REGENTS, and their respective officers, employees, students, and agents, are endorsed on the policy as additional named insureds; and

16.4.3 Include a provision that the coverage is primary and does not participate with or is in excess of any valid and collectible insurance, program, or self-insurance carried or maintained by THE REGENTS.

17.     WAIVER

17.1   No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the waiving or consenting Party.

17.2   Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement will not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.

18.      ASSIGNABILITY

This Agreement is binding on and inures to the benefit of THE REGENTS, its successors and assigns, but is personal to LICENSEE. Any assignment or bankruptcy assumption of this Agreement requires prior written consent of THE REGENTS.

19.       LATE PAYMENTS

If THE REGENTS does not receive payments or fees due from LICENSEE hereunder when due, LICENSEE must pay such payments or fees within sixty (60) days plus interest charges at the rate of ten percent (10%) simple interest per annum from the date on which the payment was originally due, or THE REGENTS may terminate this Agreement in accordance with its terms.

20.        NOTICES

Any report, payment, notice, or other communication that either Party receives under this Agreement must be in writing and will be properly given and effective on the date of delivery if delivered in person (including delivery by courier service), or the fifth (5th) day after mailing if mailed by first-class certified mail, postage paid, to the addresses given below (or to an address designated by written notice to the other Party), or the date of facsimile with confirmed receipt.

In the case of LICENSEE:	POWER AIR TECH, INC. 3801 Albert Matthews Rd. Columbia, TN 38401 Attention: H. Dean Haley Phone: (931) 388-4891 Fax: (931) 388-3627 Attention: President

In the case of THE REGENTS:

All correspondence, original progress reports, and royalty reports:

Lawrence Livermore National Laboratory Industrial Partnerships and Commercialization P.O. Box 808, L-795 7000 East Avenue, L-795 Livermore, CA 94550 Attention: Director, IPAC Fax: (925) 423-8988

Payments and copies of corresponding royalty reports:	Lawrence Livermore National Laboratory P.O. Box 5517 Livermore, CA 94551

21.     DISPUTES AND GOVERNING LAWS

The Parties will attempt to jointly and promptly resolve any disputes arising from this Agreement. If the Parties are unable to resolve a dispute within a reasonable time from one Party's written notice to the other that dispute resolution has begun, then either Party may commence proceedings in a court of competent jurisdiction. This Agreement will be governed by the laws of the State of California, U.S.A., without regard to such State's conflict of laws provisions.

22.     PATENT MARKING

LICENSEE will mark all Licensed Products and their containers that are made, used, sold, or otherwise disposed of under this Agreement in accordance with applicable patent marking laws.

23.     GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any jurisdiction to be approved, permitted, or registered with any governmental agency, LICENSEE assumes all obligations to do so. LICENSEE will notify THE REGENTS if LICENSEE becomes aware that this Agreement is subject to a United States or foreign government reporting, permitting, or approval requirement. LICENSEE will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process.

24.      EXPORT CONTROL LAWS

LICENSEE will comply with all applicable United States and foreign laws and regulations concerning the transfer of Licensed Products and related technical data, including but not limited to International Traffic in Arms Regulations (ITAR) and Export Administration Regulations (EAR).

25.      FORCE MAJEURE

The Parties will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any Acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. However, either Party will have the right to terminate this Agreement pursuant to this Article upon thirty

(30)days prior written notice if either Party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one (1)year.

26.      UNITED STATES PREFERENCE

LICENSEE agrees that any Licensed Products and Licensed Methods for applications, use, or sale shall be manufactured substantially in the United States.

27.     PROPRIETARY INFORMATION

27.1   THE REGENTS may release to the inventors and senior administrators employed by THE REGENTS the terms of this Agreement upon their request. If such release is made, THE REGENTS will give notice of the proprietary nature of the terms and request that the recipient maintain the confidentiality. If a third party inquires whether a license to Licensed Patents is available, THE REGENTS may disclose the existence of this Agreement and the extent of the grant in Article 3 (LICENSE GRANT) to the third party, but will not disclose the name of LICENSEE or any other terms, except with LICENSEE'S consent or as required under a government audit, the California Public Records Act, the Freedom of Information Act, or other applicable law.

28.     MISCELLANEOUS

28.1  The headings of the Articles of this Agreement are for reference only and do not affect the interpretation of this Agreement.

28.2   Any amendment or modification of this Agreement must be in writing and signed by each Party.

28.3   This Agreement, with the attached Exhibits A, B, and C, embodies the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all other communications, representations, or understandings, either oral or written, between the Parties with respect to such subject matter.

28.4   If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the extent legally permissible and such invalidity, illegality, or unenforceability will not affect any other provisions of the Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision, or relevant portion, were never in this Agreement.

28.5   Neither Party is an agent of the other and neither will have any power to contract for or bind the other Party for any purpose.

THE REGENTS and LICENSEE hereby execute this Agreement, in duplicate originals, by their respective duly authorized officers.

POWER AIR TECH, INC. By: (Signature)	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA LAWRENCE LIVERMORE NATIONAL LABORATORY By: (Signature)

Name: H. Dean Haley	Name: Jeffrey Wadsworth
Title: Chairman & CEO	Title: Director Science and Technology
Date signed: March 9, 2001	Date signed: March 13, 2001